EX-99.1

FOR IMMEDIATE RELEASE

Griffon Announces Closing of Ames True Temper Acquisition

NEW YORK, NEW YORK, September 30, 2010 — Griffon Corporation (“Griffon”) (NYSE: GFF) today announced the closing of the acquisition of Ames True Temper, Inc. (“Ames”) from Castle Harlan Partners IV, a fund of Castle Harlan, Inc., for total consideration of $542 million, subject to certain adjustments, plus related transaction fees and expenses. Ames, headquartered in Camp Hill, PA, is the leading North American manufacturer and marketer of non-powered lawn and garden tools, wheelbarrows, and other outdoor work products to the retail and professional markets.  The acquisition was completed under the terms of the purchase agreement entered into on July 19, 2010.

Griffon acquired Ames and financed the acquisition through its wholly-owned subsidiary, Clopay Ames True Temper Holding Corp. (“Clopay Ames”), which holds Griffon’s Clopay Building Products and Performance Plastics subsidiaries as well as Ames.  In order to finance the acquisition and refinance the existing Plastics and Building Products asset based lending facility (“ABL”), Clopay Ames entered into a $375 million secured term loan facility arranged by Goldman Sachs Lending Partners LLC and Deutsche Bank Securities Inc., and a new $125 million ABL arranged by J.P. Morgan Securities LLC and Deutsche Bank Securities Inc.  In addition, Griffon provided $168 million cash to Clopay Ames, and Clopay Ames borrowed $25 million under the new ABL, to finance the acquisition. Griffon holds cash balances in excess of $160 million following completion of the Ames transaction.

The transaction is expected to be accretive to cash flow and earnings per diluted share (“EPS”) in fiscal 2011. Griffon noted that, on a pro-forma basis, for the latest twelve months ended June 30, 2010, revenue of the combined companies approximates $1.7 billion compared to $1.27 billion for Griffon standalone; pro-forma EPS would increase approximately 60% over Griffon standalone EPS for the comparable period, inclusive of all expected costs of financing the acquisition.

Ron Kramer, Griffon’s Chief Executive Officer, commented “We are excited to announce the closing of this significant acquisition.  Ames sells its products through an array of well-recognized brands, has longstanding relationships with its major customers, and has an outstanding, experienced management team.  Ames recently announced the acquisition in Australia of Westmix, a manufacturer and leading supplier of products for the hardware industry.  We believe there are significant additional growth opportunities for Ames both in North America and around the globe.”

Ames’ products include: long handle tools, wheelbarrows, snow tools, pots & planters, striking tools, and other outdoor work products.  Its brands include:  Ames®, True Temper®, Ames True Temper®, Dynamic Design™, Garant®, UnionTools®, Razor-Back®, Jackson® and Hound Dog®. Ames’ brands hold the number one or number two market positions in their respective major product categories.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases.  Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; a reduction by the government in military spending on projects supplied by Griffon’s Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the credit ratings of Griffon or its subsidiaries; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Griffon’s subsidiary, Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy.  Such statements reflect the views of Griffon with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of Griffon as previously disclosed in Griffon’s Securities and Exchange Commission filings.  Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries.  Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Telephonics Corporation, Clopay Building Products Company and Clopay Plastic Products Company, and, as of today, Ames True Temper, Inc.

•                  Telephonics Corporation’ high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide.

•                  Clopay Building Products Company is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•                  Clopay Plastic Products Company is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see Griffon’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	James Palczynski
Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019